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FORM 4           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT IN CHANGES OF BENEFICIAL OWNERSHIP

[ ] Check this if no longer
subject to section 16.
Form 4 or Form 5
obligations may continue.
See instruction 1 (b)
(Print or Type Responses)

Filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940
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
1.  Name and Address              2.  Issuer Name and Ticker        6.  Relationship of Reporting Person(s) to Issuer
    of Reporting Person*              or Trading Symbol                                        (Check all applicable)

                                  California Federal Preferred        X   Director                             10% Owner
                                  Capital Corporation ("CFP")        ---                                  ----
                                                                      X   Officer (give title below)           Other (specify below)
                                                                     ---                                  ----
Ford     Gerald      J.
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(Last)   (First)  (Middle)        3.  I.R.S.                       4.Statement for
                                      Identification                  Month/Year
                                      Number of Reporting                                     Chairman and Chief Executive Officer
200 Crescent Court - Suite 1350       Person, if an entity              October 2001         ---------------------------------------
                                      (voluntary)
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         (Street)                                          5.  If Amendment,     7.  Individual or Joint/Group Filing (Check
                                                               Date of Original      Applicable Line)
                                                               (Month/Year)          X  Form filed by One Reporting Person
Dallas               TX            75201                                            ---
                                                                                        Form filed by More than One Reporting Person
                                                                                    ---
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(City)            (State)           (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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    1. Title of Security                     2. Transaction     3.  Trans-       4.  Securities Acquired (A)
      (Instr. 3)                                Date                action           or Disposed of (D)
                                                (Month/             Code             (Instr. 3, 4 and 5)
                                                 Day/              (Instr. 8)
                                                 Year)

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                                                                                                       (A)
                                                                                                       or
                                                                       Code     V        Amount                  Price
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Noncumulative Exchangeable Preferred
Stock, Series A                                         10/10/01        P                 3,700           A      $25.30
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
5.  Amount of    6.            7.  Nature of
Securities       Ownership     Indirect
Beneficially     Form:         Beneficial
Owned at End     Direct (D)    Ownership
of Month         or Indirect   (Instr. 4)
(Instr. 3 and    (I)
4)               (Instr. 4)
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    11,700             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than on e reporting person, see Instruction
  4(b)(v).


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FORM 4 (continued)                  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
  1. Title of Derivative Security    2.          3.         4.  Trans-   5.  Number of    6. Date            7.  Title and Amount of
     (Instr. 3)                      Conver-     Trans-     action       Derivative       Exercisable and    Underlying Securities
                                     sion or     action     Code         Securities Ac-   Expiration Date    (Instr. 3 and 4)
                                     Exercise    Date       (Instr. 8)   quired(A) or     (Month/Day/Year)
                                     Price of                            Disposed of (D)
                                     Deri-       (Month/                 (Instr. 3, 4
                                     vative      Day/                    and 5)
                                     Security    Year)





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                                                                                                                              Amount
                                                                                                                              or
                                                                                          Date     Expira-                    Number
                                                                                          Exer-    tion                       of
                                                            Code   V     (A)     (D)      cisable  Date      Title            Shares
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

 8. Price     9. Num-      10.Ownership  11. Nature of
    of        ber          Form of           Indirect
    Deriv-    of Deriv-    Deriv-            Benefi-
    ative     ative        ative             cial
    Secur-    Secur-       Security:         Owner-
    ity       ities        Direct            ship
    (Instr.   Bene-        (D)               (Instr. 4)
    5)        ficially     or
              Owned        Indirect
              at End       (I)
              of Month     (Instr.
              (Instr.      4)
              4)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

                    /s/ GERALD J. FORD                       November 14, 2001
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                    ** Signature of Reporting Person                      Date
                    GERALD J. FORD

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.